Exhibit 2.3

AMENDMENT NO. 1

TO THE SEPARATION AND DISTRIBUTION AGREEMENT

THIS AMENDMENT NO. 1, dated as of July 25, 2012 (this “Amendment”), to the Separation and Distribution Agreement, dated as of March 27, 2012 (the “Separation Agreement”), is among Tyco International Ltd., a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland (“Trident”), Tyco Flow Control International Ltd., a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland and presently a direct wholly-owned Subsidiary of Trident (“Fountain”), and The ADT Corporation, a Delaware corporation and a direct wholly-owned subsidiary of Trident (“Athens”, and together with Trident and Fountain, the “Parties”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Separation Agreement.

WHEREAS, the Parties desire to amend the Separation Agreement as hereinafter provided; and

WHEREAS, Section 11.8 of the Separation Agreement provides that the Separation Agreement may be modified or amended by an agreement in writing signed by a duly authorized representative of each of the Parties and otherwise in accordance with Section 5.19 of the Merger Agreement (the “Merger Agreement”), dated as of March 27, 2012, among Trident, Fountain, Panthro Acquisition Co., a Delaware corporation and a direct wholly-owned Subsidiary of Fountain, Panthro Merger Sub, Inc., a Minnesota corporation and a direct wholly-owned Subsidiary of AcquisitionCo and Pentair, Inc., a Minnesota corporation (“Patriot”); and

WHEREAS, in accordance with Section 5.19 of the Merger Agreement, the Parties have obtained the prior written consent of Patriot to amend the Separation Agreement, which consent is attached hereto as Annex A.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in the Separation Agreement and this Amendment, and intending to be legally bound hereby, the Parties agree as follows:

Section 1.01 Amendments to Separation Agreement.

(a) Section 2.3(b) of the Separation Agreement is hereby amended and restated as follows:

“Fountain shall, or, where applicable, cause one or more members of the Fountain Group to, enter into and/or abide by the terms and conditions of each of those Contracts and arrangements set forth in Schedule 2.3(b).”

(b) Schedule 2.3(b) of the Separation Agreement is hereby amended and restated as set forth in Schedule 2.3(b) hereto.

(c) Schedule 1.1(77) shall be amended (1) such that the reference to Sempell GmbH (f/k/a ADT Security Deutschland GmbH) shall indicate that such entity is a wholly-owned member of the Fountain Group and (2) to add a 49% interest in Erichs Armatur AB, a Swedish company, and a 100% interest in Tyco Gulf FZE, a United Arab Emirates Company, to such Schedule.

(d) Section 6.2(a)(iii)(A) of the Separation Agreement shall be amended and restated to read as follows:

“Each Performance Share Unit award that is outstanding immediately prior to the Distribution (as adjusted to reflect the number of such units then outstanding based on an adjusted performance period that ends no earlier than the last day of Trident’s 2012 fiscal third quarter) shall be converted in the exact same manner and at the same time that Restricted Stock Units granted on or after October 12, 2011 are converted pursuant to Section 6.2(a)(ii) above; provided, however, that each Performance Share Unit award that is held by an employee listed in Schedule 6.1(c) that was granted prior to October 12, 2011 and is outstanding immediately prior to the Distribution (as adjusted to reflect the number of such units then outstanding based on an adjusted performance period that ends no earlier than the last day of Trident’s 2012 fiscal third quarter) shall be converted into Trident Restricted Share Units, Fountain Restricted Share Units and Athens Restricted Share Units as if such awards were Restricted Stock Unit awards converted pursuant to Section 6.2(a)(i). For the avoidance of doubt, any Performance Share Unit that is adjusted to reflect performance through a date that precedes the Fountain Distribution Date shall continue to be deemed a Performance Share Unit under this Agreement notwithstanding the expiration of the applicable performance period and notwithstanding any employee communications that may refer to such Performance Share Unit as being converted to a Trident Restricted Stock Unit as of a date prior to the Fountain Distribution Date.”

(e) Section 6.2(a)(iv) of the Separation Agreement shall be amended and restated to read as follows:

“Deferred Stock Units. Each Deferred Stock Unit that is outstanding immediately prior to the Distribution and which is held by a Trident Employee listed in Schedule 6.1(c) or by a Trident Director shall be adjusted such that the number of Deferred Stock Units reflects the impact of the Distribution as set forth in Section 6.2(a)(i); provided that fractional shares will continue to be maintained until the payment of the unit is made. Such converted awards shall remain subject to the terms and conditions in effect with respect to the award immediately preceding the Fountain Distribution Date.”

(f) Section 6.2 of the Separation Agreement shall be amended by adding the following Section 6.2(c):

“Former Employees and Former Trident Directors. (i) Trident Restricted Stock Units, Performance Share Units and Deferred Stock Units held by Former Trident Employees and Former Fountain Employees shall be treated in the same manner as described in Section 6.2(a)(i) above. Notwithstanding the foregoing, if a written agreement between a Party (or any of their Affiliates or Subsidiaries) and the holder of any such Trident Restricted Stock Unit, Performance Share Unit or Deferred Stock Unit prior to the Fountain Distribution Date expressly provides for contrary treatment, such units shall be treated in accordance with the provisions of such individual agreement.

(ii) Trident Restricted Stock Units and Deferred Stock Units held by individuals who formerly served as Trident Directors and on and after the Fountain Distribution Date are not serving as Trident Directors shall be treated in the same manner as described in Section 6.2(a)(i) above, except to the extent expressly provided to the contrary in a written agreement with the holder of such Trident Restricted Stock Unit or Deferred Stock Unit, in which case such units shall be treated in accordance with the provisions of such individual agreement.”

(g) Section 3.4 of the Separation Agreement is hereby amended and restated as follows:

“Certain Debt; Cash. Prior to the close of business on the day prior to the Fountain Distribution Date, (i) (x) Fountain or a member of the Fountain Group shall issue to Trident or any other member of the Trident Group as directed by Trident, the Trident Note (as defined in the Merger Agreement) in a principal amount up to $500 million in accordance with Section 5.03(d) of the Merger Agreement or (y) in the event that, notwithstanding compliance with the terms and conditions of Section 5.03(c) of the Merger Agreement, the Senior Notes Issuance (as defined in the Merger Agreement) is not consummated and Patriot is unable to execute a credit agreement for the Senior Credit Facility (as defined in the Merger Agreement) on Acceptable Terms, Fountain or a member of the Fountain Group shall issue to Trident or any other member of the Trident Group as directed by Trident, the Bridge Note in a principal amount up to $500 million in accordance with Section 5.03(d) of the Merger Agreement, and (ii) either (A) Fountain will transfer cash and cash equivalents to Trident or a member of the Trident Group, as directed by Trident or (B) Trident or a member of the Trident Group, as directed by Trident will transfer cash and cash equivalents to Fountain, such that, following completion of the transactions contemplated by clauses (i) and (ii), the Net Indebtedness of the Fountain Group as of the close of business on the day prior to the Fountain Distribution Date and as of the Effective Time shall equal $275 million.

(h) Notwithstanding anything to the contrary in the Separation Agreement, (1) the Trident Note (as defined the Merger Agreement) or the Bridge Note, as the case may be, shall be (A) a Fountain Liability, (B) taken into account in determining the amount of Net Indebtedness pursuant to Section 3.4 of the Separation Agreement and Closing Net Indebtedness pursuant to Section 3.5 of the Separation Agreement and (C) to the extent not repaid in full in connection with the Closing, shall be a Continuing Arrangement for all purposes under the Separation Agreement, (2) the Senior Notes (as defined in the Merger Agreement) shall be a Fountain Liability and the net proceeds from the Senior Notes Issuance shall be a Fountain Asset, (3) the Patriot Escrow Amount (as defined in the Merger Agreement) shall not be a Fountain Asset and (4) the calculations of Net Indebtedness pursuant to Section 3.4 of the Separation Agreement and of Closing Working Capital and Closing Net Indebtedness pursuant to Section 3.5 of the Separation Agreement shall not take into account the Senior Notes Issuance (including any expenses, fees or other Liabilities incurred in connection therewith or arising therefrom), any indebtedness or net proceeds related thereto or the Patriot Escrow Amount.

Section 2.01 Continuing Effect of Separation Agreement. This Amendment shall only serve to amend and modify the Separation Agreement to the extent specifically provided herein. All terms, conditions, provisions and references of and to the Separation Agreement which are not specifically modified and/or amended herein shall remain in full force and effect and shall not be altered by any provisions herein contained. In the event of any conflict or inconsistency between the provisions of the Separation Agreement and the provisions of this Amendment, the provisions of this Amendment shall control. On and after the date of this Amendment, each reference in the Separation Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import, and each reference to the Separation Agreement in any other agreements, documents or instruments executed and delivered pursuant to the Separation Agreement, shall mean and be a reference to the Separation Agreement, as amended by this Agreement; provided, that references to “the date of this Agreement” and other similar references shall continue to refer to the original date of the Separation Agreement and not to the date of this Amendment.

Section 3.01 Entire Agreement. This Amendment, the Separation Agreement, the Merger Agreement and the Ancillary Agreements, including any related annexes, schedules and exhibits, shall together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter.

Section 4.01 Governing Law. This Amendment shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

Section 5.01 General Provisions. Sections 11.19 (Consent to Jurisdiction), 11.20 (Specific Performance) and 11.21 (Waiver of Jury Trial) of the Separation Agreement shall govern this Amendment.

Section 6.01 No Third-Party Beneficiaries. Except (i) as otherwise provided in the Separation Agreement and (ii) for Patriot, which is an intended third-party beneficiary of this Amendment, this Amendment is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Amendment.

Section 7.01 Assignability; Binding Effect. Except as otherwise provided for in the Separation Agreement and this Amendment, this Amendment is not assignable by any Party without the prior written consent of the other Parties and Patriot, and any attempt to assign this Amendment without such consent shall be void and of no effect; provided that a Party may assign this Amendment in whole in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets; provided that the surviving entity of such merger or the transferee of such Assets shall agree in writing, reasonably satisfactory to the other Parties and Pentair, to be bound by the terms of this Amendment as if named as a “Party” hereto.

Section 8.01 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the Parties and each of their respective successors and permitted assigns.

Section 9.01 Severability. Any term or provision of this Amendment which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Amendment in any other jurisdiction. If any provision of this Amendment is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.01 Counterparts. This Amendment may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. This Amendment, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party shall re-execute original forms thereof and deliver them to the requesting Party. No Party shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine or other electronic means as a defense to the formation of a Contract, and each such Party forever waives any such defense.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the day and year first above written.

TYCO INTERNATIONAL LTD.

By:	/s/ John S. Jenkins, Jr.
Name: John S. Jenkins, Jr.
Title: Vice President and Secretary

TYCO FLOW CONTROL INTERNATIONAL LTD.

By:	/s/ Mark P. Armstrong
Name: Mark P. Armstrong
Title: Director

By:	/s/ John S. Jenkins, Jr.
Name: John S. Jenkins, Jr.
Title: Director

THE ADT CORPORATION

By:	/s/ Naren K. Gursahaney
Name: Naren K. Gursahaney
Title: President

[AMENDMENT NO. 1 TO THE SEPARATION AND DISTRIBUTION AGREEMENT]

ANNEX A

TO AMENDMENT NO. 1 TO THE SEPARATION AND DISTRIBUTION AGREEMENT

CONSENT TO AMENDMENT NO. 1 TO THE SEPARATION AND DISTRIBUTION AGREEMENT

Pentair, Inc., by its authorized representative, hereby consents to Amendment No. 1 dated as of July 25, 2012, to the Separation and Distribution Agreement, dated as of March 27, 2012, among Tyco International Ltd., a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland, Tyco Flow Control International Ltd., a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland and presently a direct wholly-owned subsidiary of Trident, and The ADT Corporation, a Delaware corporation and a direct wholly-owned Subsidiary of Trident.

PENTAIR, INC.

By:	/s/ Randall J. Hogan
Name: Randall J. Hogan
Title: Chairman and Chief Executive Officer

[CONSENT TO AMENDMENT NO. 1 TO THE SEPARATION AND DISTRIBUTION AGREEMENT]